Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

CitiFirst PERFORMANCE

OFFERING SUMMARY
(RELATED TO THE PRICING SUPPLEMENT NO. 2011-MTNDG0066, SUBJECT TO COMPLETION, DATED JULY 19, 2011, PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.
Buffer Notes Based Upon a Weighted Basket of Exchange-Traded Funds
due April 25, 2013
$1,000 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

General

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The Notes are designed for investors who seek potential enhanced upside participation in any increase in the closing value of a weighted basket (the “Underlying Basket”) of exchange-traded funds (“ETFs”), as described below, from the Pricing Date to the Valuation Date, subject to a maximum Note Return Amount of 20% to 24% (to be determined on the Pricing Date) of the principal amount of the Notes.  The Notes offer protection against a decline of 10% or less in the Closing Value of the Underlying Basket.  However, investors will lose some, and up to 90%, of their principal if the Underlying Basket declines by more than 10%.

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The Underlying Basket is composed of the following four ETFs (the “Basket Components”) with the following Basket Component Weightings:  the Industrial Select Sector SPDR® Fund (25%); the SPDR® S&P MidCap 400®  ETF Trust (30%); the iShares® Russell 1000 Growth Index Fund (30%); and the iShares® FTSE China 25 Index Fund (15%).

¾	At maturity you could receive an amount that is less, and possibly 90% less, than your initial investment in the Notes.

¾	The Notes will mature on April 25, 2013. We will not make any payments on the Notes prior to maturity.

¾	The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

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The Notes are a series of unsecured senior debt securities issued by Citigroup Funding.  Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.  The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the Notes are subject to the credit risk of Citigroup Inc.  The return of the principal amount of your investment in the Notes at maturity is not guaranteed.

¾	The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

¾
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee
July 19, 2011

Preliminary Terms

Issuer:		Citigroup Funding Inc.
Notes:		Buffer Notes Based Upon a Weighted Basket of Exchange-Traded Funds due April 25, 2013
Guarantee:
Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 90% of the Stated Principal Amount is at risk, you may receive a payment at maturity that is less than the amount you initially invest.

Underlying Basket:	Basket Component	Bloomberg Ticker Symbol	Basket Component Weighting	Starting Basket Component Price	Multiplier
Industrial Select Sector SPDR® Fund (the “XLI Shares”)
SPDR® S&P MidCap 400®  ETF Trust (the “MDY Shares”)
iShares® Russell 1000 Growth Index Fund (the “IWF Shares”)
iShares® FTSE China 25 Index Fund (the “FXI Shares”)
		XLI UP MDY UP IWF UP FXI UP	25% 30% 30% 15%
Aggregate Principal Amount:
Pricing Date:		July , 2011 (expected to price on or about July 21, 2011).
Original Issue Date:		July , 2011 (three business days after the Pricing Date)
Valuation Date:		April 22, 2013, subject to postponement for non-Underlying Basket business days and market disruption events
Maturity Date:		April 25, 2013
Stated Principal Amount:		$1,000 per Note
Issue Price:		$1,000 per Note
Coupon:		None
Payment at Maturity:
For each $1,000 Note, $1,000 plus a Note Return Amount, which may be positive, zero or negative, subject to the Maximum Payment at Maturity.  If the Note Return Amount is negative, the Payment at Maturity on each Note will be less, and possibly 90% less, than the Stated Principal Amount.

Note Return Amount:
•      If the Basket Percentage Change is positive, the Note Return Amount will be positive and will equal:
$1,000 × Basket Percentage Change × Upside Participation Rate,
subject to the Maximum Note Return Amount.
        Because the Maximum Payment at Maturity is 120% to 124% (to be determined on the Pricing Date) of the Stated Principal Amount, in no circumstance will the Note Return Amount exceed $200 to $240 (to be determined on the Pricing Date) per Note, which we refer to as the “Maximum Note Return Amount.”
•      If the Basket Percentage Change is from and including 0% to and including –10%, the Note Return Amount will be zero, and your Payment at Maturity will be $1,000 per Note.
•      If the Basket Percentage Change is less than –10%, the Note Return Amount will be negative and will equal:
$1,000 × (Basket Percentage Change + 10%).

Buffer Value:		10%
Basket Percentage Change:		Ending Basket Value - Starting Basket Value Starting Basket Value
Starting Basket Value:
1,000, which will be equal to the sum of the products of the Starting Basket Component Price of each Basket Component as set forth under “Underlying Basket—Starting Basket Component Price” above, and the applicable Multiplier for that Basket Component.  We will determine the Starting Basket Component Price and the Multiplier for each Basket Component on the Pricing Date.

Ending Basket Value:		The Closing Value of the Underlying Basket on the Valuation Date.
Closing Value of		On any day, the sum of the products of the closing price of each Basket Component on that day and the Multiplier

the Underlying Basket:	for that Basket Component.
Multiplier:
The Multiplier for each Basket Component will be set on the Pricing Date so that the applicable Starting Basket Component Price times the Multiplier will represent the Basket Component Weighting for that Basket Component, specified above, relative to the Starting Basket Value of 1,000.  Each Multiplier will remain constant for the term of the Notes.

Upside Participation Rate:	110%
Maximum Payment at Maturity:	$1,200 to $1,240 per Note (120% to 124% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.
Minimum Payment at Maturity:	$100 per Note (10% of the Stated Principal Amount)
CUSIP:	1730T0MY2
ISIN:	US1730T0MY28
Listing:	We will not apply to list the Notes on any exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Plan of Distribution; Conflicts of Interest” in this offering summary.
Calculation Agent:	Citigroup Global Markets Inc.
Purchase Price and Proceeds to Issuer:		Per Note	Total
	Public Offering Price:	$1,000.00
	Underwriting Fee:	$5.00
	Proceeds to Citigroup Funding Inc.:	$995.00

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an Underwriting Fee of up to $5.00 for each $1,000 Note sold in this offering.   Citigroup Global Markets will pay selected unaffiliated dealers a variable selling concession of up to $5.00 for each $1,000 Note they sell, and such dealers may pay other dealers selected by them a selling concession of up to $5.00 for each $1,000 Note they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this offering summary for more information.

The per Note proceeds to Citigroup Funding indicated above represent the minimum per Note proceeds to Citigroup Funding for any Note, assuming the maximum per Note Underwriting Fee of $5.00.  As noted in the preceding paragraph, the Underwriting Fee is variable.

ADDITIONAL TERMS

This offering summary represents a summary of the terms and conditions of the Notes.  It is important for you to consider the information contained in the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making your decision to invest in the Notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

▪	Preliminary Pricing Supplement, Subject to Completion, filed on July 19, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095010311002867/dp25309_424b2-mtndg0066.htm

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

SELECTED PURCHASE CONSIDERATIONS

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Limited Enhanced Upside Participation. — If the Ending Basket Value is greater than the Starting Basket Value, at maturity you will receive for each Note you then hold the $1,000 Stated Principal Amount plus a Note Return Amount equal to the product of (i) $1,000, (ii) the Basket Percentage Change and (iii) 110%, subject to the Maximum Note Return Amount of 20% to 24% (to be determined on the Pricing Date) of the Stated Principal Amount.  Therefore, in no circumstance will your Payment at Maturity be more than $1,200 to $1,240 (to be determined on the Pricing Date) per Note.

•
No Periodic Payments.  We will not make any periodic payments of interest on the Notes.  Additionally, you will not be entitled to receive dividend payments or other distributions, if any, made on the Basket Components or the stocks held by the Basket Components.

•
Limited Downside Protection.  The Notes offer protection against a decline of 10% or less in the Closing Value of the Underlying Basket from the Pricing Date to the Valuation Date.  If the Closing Value of the Underlying Basket decreases by less than 10% from the Pricing Date to the Valuation Date, the Note Return Amount will be zero and your Payment at Maturity will equal the $1,000 Stated Principal Amount.

•
90% of the Stated Principal Amount Is at Risk.  While the Notes provide limited protection against a decline in the Closing Value of the Underlying Basket, 90% of the Stated Principal Amount is at risk.   If the Ending Basket Value declines by more than 10% from the Starting Basket Value, at maturity you will receive for each Note you then hold the $1,000 Stated Principal Amount plus a Note Return Amount equal to the product of (i) $1,000 and (ii) the sum of (x) the Basket Percentage Change (which will be negative) and (y) 10%.  Thus, if the Closing Value of the Underlying Basket decreases by more than 10% from the Pricing Date to the Valuation Date, the Note Return Amount will be negative and your Payment at Maturity will be less than $1,000 per Note.

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Description of the Underlying Basket and Basket Components.  Unless otherwise stated, all information on the Underlying Basket and the Basket Components provided in this offering summary is derived from publicly available sources and other sources we believe to be reliable.  The Underlying Basket consists of the following Basket Components:

o
The Industrial Select Sector SPDR® Fund is an exchange-traded fund (“ETF”) that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Industrial Select Sector Index, which is a subset of the S&P 500 Index.

o	The SPDR® S&P MidCap 400® ETF Trust is an ETF designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index.

o
The iShares® Russell 1000 Growth Index Fund is an ETF that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 1000 Growth Index.

o	The iShares® FTSE China 25 Index Fund is an ETF that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.

You should read the more detailed descriptions of the Basket Components in this offering summary under the section “Information on the Underlying Basket.”

Underlying Basket information as of market close on July 18, 2011:

Underlying Basket Information as of July 18, 2011
	Bloomberg Ticker Symbol	Closing Price	52 Weeks Ago	52 Week High	52 Week Low	Basket Component Weighting
The XLI Shares	XLI UP	$36.13	$28.23	$38.70	$28.17	25%
The MDY Shares	MDY UP	$174.78	$132.76	$184.61	$130.48	30%
The IWF Shares	IWF UP	$60.78	$47.56	$62.66	$46.63	30%
The FXI Shares	FXI UP	$41.21	$39.07	$47.93	$39.07	15%

The graph is calculated to show the performance of the Underlying Basket during the period from January 3, 2006 through July 18, 2011, assuming the Basket Components are weighted as set out above and with a Multiplier such that the Starting Basket Value was 1,000 on January 3, 2006.  The actual Multipliers for this offering will be different from those used in this graph. This is because the Multipliers for this offering are set on the Pricing Date by dividing the Basket Component Weighting for each Basket Component by its Starting Basket Component Price and multiplying the result by 1,000.  The actual Starting Basket Component Price set on the Pricing Date for each Basket Component will also be different from those used in the graph, but the Basket Component Weighting will be the same.

The graph illustrates the effect of the offset and/or correlation among the Basket Components during such period. The graph does not take into account the leverage on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical Closing Values of the Underlying Basket should not be taken as an indication of its future performance.

•	Certain United States Federal Tax Considerations.

Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing the Notes, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Notes is respected and subject to the discussion in “Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

•	A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or exchange.

•
Upon sale, exchange or settlement of the Notes at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Notes.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (“the Code”), any gain or loss recognized upon sale, exchange or settlement of a Note should be long-term capital gain or loss if the investor has held the Notes for more than one year.

Even if the treatment of the Notes as prepaid forward contracts is respected, the Notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder  would otherwise recognize on a sale, exchange or settlement of the Notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its Notes in shares of the Underlying Basket Components and sold those shares for their fair market value on the date its Notes are sold, exchanged or settled).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the Notes and it would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying preliminary pricing supplement called “Certain United States Federal Tax Considerations – Potential Application of the Constructive Ownership Rules” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of the Notes.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on the Notes is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Notes should read the discussion under “Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

RISK FACTORS RELATING TO THE NOTES

An investment in the Notes involves significant risks.  While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the Notes” section of the accompanying preliminary pricing supplement related to this offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

Potential for Loss.  90% of the Stated Principal Amount of the Notes is at risk, depending on the Closing Value of the Underlying Basket.  Your Payment at Maturity will depend on the percentage change in the Closing Value of the Underlying Basket from the Pricing Date to the Valuation Date.  If the Ending Basket Value is less than 90% of the Starting Basket Value, you will lose 1% of the Stated Principal Amount of your Notes for every 1% that the Closing Value of the Underlying Basket declines beyond 10% and your Payment at Maturity will be less than your original investment in the Notes, and, therefore, your investment in the Notes will result in a loss.  This will be true even if the Closing Value of the Underlying Basket exceeds the Starting Basket Value at one or more times over the term of the Notes.

Appreciation is Limited. The Maximum Note Return Amount will be 20% to 24% (to be determined on the Pricing Date) of the Stated Principal Amount.  If the Ending Basket Value exceeds the Starting Basket Value by more than 20% to 24% (to be determined on the Pricing Date), the Notes may provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Basket and not subject to a Maximum Note Return Amount or in the Basket Components or the stocks held by the Basket Components (see the examples under “Hypothetical Maturity Payment Examples” below).

No Periodic Payments.  You will not receive any periodic payments of interest or any other periodic payments on the Notes.  In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Basket Components or the stocks held by any of the Basket Components.

Volatility of the Basket Components.  Historically, the price of each Basket Component has been volatile. From January 3, 2006 to July 18, 2011, the closing price of the XLI Shares has been as low as $15.36 per share and as high as $41.77 per share, the closing price of the MDY Shares has been as low as $73.63 per share and as high as $184.61 per share, the closing price of the IWF Shares has been as low as $30.52 per share and as high as $63.51 per share and the closing price of the FXI Shares has been as low as $19.36 per share and as high as $72.91 per share. The volatility of the price of each Basket Component may result in your receiving a Payment at Maturity that is less than the Stated Principal Amount of your investment in the Notes, subject to the Minimum Payment at Maturity of $100 per Note.

Potential for a Lower Comparative Yield.  Because you will not receive any periodic payments of interest or any other periodic payments on the Notes, if the Ending Basket Value does not increase sufficiently from the Starting Basket Value, taking into account the Upside Participation Rate, the effective yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors.  Several factors will influence the value of the Notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Notes in the secondary market, including: the price of the Basket Components, the expected volatility of the Basket Components, interest and yield rates in the market generally, as well as in the markets of the securities held by the Basket Components, time remaining to maturity of the Notes, the dividend yield or interest rate, if applicable, of the Basket Components or the securities held by the Basket Components, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components or the securities held by any Basket Component or equities or bond markets generally and that may affect the Ending Basket Value, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities held by the Basket Components are traded and the correlation between that rate and the prices of Basket Components, the occurrence of certain events affecting the Basket Components that may or may not require an adjustment to the price of the Basket Components, and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The prices of the Basket Components have recently been volatile, and we can give you no assurance that the volatility will lessen. See “Historical Data on the Underlying Basket” below. You may receive less, and possibly significantly less, than the Stated Principal Amount of the Notes if you try to sell your Notes prior to maturity.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes, to pay all amounts due on the Notes at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Notes.

The Basket Components Are Not Equally Weighted. Because the Basket Components are not equally weighted, the same percentage change in two or more of the Basket Components may have different effects on the Closing Value of the Underlying Basket. For example, because the Basket Component Weighting for the MDY Shares is greater than the Basket Component Weighting for the FXI Shares, a 5% decrease in the closing price of the MDY Shares will have a greater effect on the Closing Value of the Underlying Basket than a 5% decrease in the closing price of the FXI Shares. Because the MDY Shares and the IWF Shares each make up 30% of the Underlying Basket and the XLI Shares and the FXI Shares make up 25% and 15%, respectively, of the Underlying Basket, we expect that generally the market value of your Notes and your payment at maturity will depend more heavily on the performance of the MDY Shares and the IWF Shares than on the performance of the XLI Shares and the FXI Shares.

Investing in the Notes Is Not Equivalent to Investing in the Basket Components or the Securities Held by the Basket Components. Investing in the Notes is not equivalent to investing in the Basket Components or any securities held by the Basket Components.  Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Basket Components or any securities held by the Basket Components.

Changes in the Closing Price of One or More Basket Components May Offset Changes in the Closing Price of One or More of the Other Basket Components.  Movements in the closing prices of the Basket Components may not correlate with each other.  At a time when the closing price of one Basket Component increases, the closing price of the other Basket Components may not increase as much, or may decrease.  Therefore, in calculating the Ending Basket Value, increases in the closing price of one Basket Component may be moderated, or wholly offset, or more than offset, by lesser increases or decreases in the closing price of the other Basket Components.

We Have No Affiliation With the Basket Components or the Issuers of the Securities Held by the Basket Components. We are not currently affiliated with the Basket Components and, to our knowledge, we are not currently affiliated with any issuers of the securities held by the Basket Components. We assume no responsibility for the adequacy of the information about the Basket Components and the issuers of the securities held by the Basket Components contained in this offering summary. You should make your own investigation into the Basket Components and the issuers of the securities held by the Basket Components. We are not responsible for the Basket Components’ public disclosure of information, or the public disclosure of the issuers of the securities held by the basket components, whether contained in SEC filings or otherwise.

The Basket Components and the Indices Tracked by the Basket Components Are Different. The performance of each of the XLI Shares, the MDY Shares, the IWF Shares and the FXI Shares may not exactly replicate the performance of the corresponding index tracked by that Basket Component because the Basket Components will reflect transaction costs and fees that are not included in the calculation of the indices tracked by those Basket Components. It is also possible that one or more of the Basket Components may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in those Basket Components, differences in trading hours between the Basket Components and the corresponding index or due to other circumstances. Additionally, the respective investment advisers of those Basket Components may have authorization to invest up to a certain percentage of their assets in shares of other exchange-traded funds that seek to track the performance of securities of similar constituent countries or industries of the indices tracked by those Basket Components or in cash, cash equivalents or other assets.  Furthermore, certain of the Basket Components do not invest in all of the stocks included in the indices tracked by such Basket Components, but only a representative sampling of such stocks, and this approach may result in these Basket Components failing to replicate the performance of the applicable indices.

Adjustments to the Basket Components or the Indices Tracked by the Basket Components Could Adversely Affect the Value of the Notes. Those responsible for calculating and maintaining the Basket Components and the various indices tracked by the Basket Components can, pursuant to their investment strategies or otherwise, add, delete or substitute the securities held by the Basket Components or the indices tracked by the Basket Components or make other methodological changes that could change the value of the Basket Components or the indices tracked by the Basket Components. Any of these actions could adversely affect the prices of the Basket Components and, consequently, the value of the Notes.

The Anti-Dilution Adjustments Do Not Cover Every Event That Could Affect the Basket Components. Citigroup Global Markets, as Calculation Agent, will adjust the Closing Price of the Basket Components for certain events affecting the Basket Components.  However, the Calculation Agent will not make an adjustment for every event that could affect the Basket Components. If an event occurs that does not require the Calculation Agent to adjust the amount payable at maturity, the market price of the Notes and the Ending Basket Value may be materially and adversely affected.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Notes in secondary market transactions will likely be lower than the Issue Price, since the Issue Price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Notes, as well as the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Historical Performance of the Underlying Basket Is Not an Indication of the Future Performance of the Underlying Basket.  The historical performance of the Underlying Basket or the Basket Components, which is included in this offering summary, should not be taken as an indication of the future performance of the Underlying Basket or the Basket Components from the Pricing Date to the Valuation Date.  Changes in the Closing Value of the Underlying Basket and the Closing Price of the Basket Components will affect the trading price of the Notes, but it is impossible to predict whether the Closing Value of the Underlying Basket and the Closing Price of each Basket Component will fall or rise.

The Notes Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited.  The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. Citigroup Global Markets may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes.  Citigroup Global Markets Inc., the Calculation Agent, is an affiliate of ours. As Calculation Agent, Citigroup Global Markets Inc. will determine the Starting Basket Value and the Ending Basket Value and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting, suspension of trading or discontinuance of a Basket Component and the calculation of the Ending Basket Value in such a situation, may adversely affect the payout to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes. One or more of our affiliates expect to hedge our obligations under the Notes and will carry out hedging activities related to the Notes (and to other instruments linked to the Basket Components and the securities held by the Basket Components), including trading in the Basket Components and/or the securities held by the Basket Components, as well as other instruments related to the Basket Components. Our affiliates also trade the Basket Components, the securities held by the Basket Components and other financial instruments related to the Basket Components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Starting Basket Value and, therefore, could increase the value at which the Underlying Basket must close on the Valuation Date before an investor receives a Payment at Maturity that exceeds the Issue Price of the Notes. Additionally, such hedging or trading activities during the term of the Notes, including on the Valuation Date, could adversely affect the Closing Value of the Underlying Basket on the Valuation Date and, accordingly, the amount of cash an investor will receive at maturity.

Relationship to the Underlying Basket.  You will have no rights against the Basket Components or the issuer of any stock held by the Basket Components even though the market value of the Notes and your Payment at Maturity depend on the Closing Value of the Underlying Basket.  None of the Basket Components or any issuer of any stock held by any of the Basket Components is involved in the offering of the Notes or has any obligations relating to the Notes.  In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the Basket Components or any stock held by any of the Basket Components.  Furthermore, because certain of the Basket Components do not hold all of the stocks underlying the index tracked by that Basket Component, but only a representative sample of securities, and for the other reasons described above under “The Basket Components and the Indices Tracked by the Basket Components Are Different,” the Basket Components will not fully replicate the performance of the indices they seek to track.  See “Description of the Basket Components” in the accompanying preliminary pricing supplement.

Because the Underlying Basket Includes the FXI Shares, Investing in the Notes Exposes Investors to Risks Associated With Investments in Securities Linked Solely to the Value of Chinese Equity Securities.  The stocks included in the FTSE China 25 Index and that are generally tracked by the FXI Shares, which are included in the Underlying Basket, have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government. Investments in securities linked to the value of emerging markets equity securities, such as the FXI Shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks that underlie the FXI Shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

The Notes Are Subject to Hong-Kong Dollar-U.S. Dollar Currency Exchange Rate Risk That Is Embedded in the FXI Shares. The iShares® FTSE China 25 Index Fund is a fund that trades in the United States in U.S. dollars but contains the equity securities of Chinese companies that trade in Hong Kong in Hong Kong dollars.  As a result, the performance of the FXI Shares will reflect both the trading performance of those equity securities and the U.S. dollar value of those Hong Kong dollar-denominated securities (which, in turn, will reflect the fluctuations in the Hong Kong dollar-U.S. dollar exchange rate).  Accordingly, holders of the Notes are exposed to this currency exchange rate risk embedded in the performance of the FXI Shares.  Exchange rate movements for the U.S. dollar against the Hong Kong dollar are volatile and are the result of numerous factors specific to Hong

Kong and the United States, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Hong Kong and the United States. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Hong Kong and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Hong Kong and the United States and other countries important to international trade and finance. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the FXI Shares will be adversely affected and the Payment at Maturity on the Notes may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

Government Intervention Could Materially and Adversely Affect the Value of the Notes. Foreign exchange rates can be (and have been, in the case of the Hong Kong dollar) fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely. Governments, including the United States government and the Hong Kong government, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their trading value and amount payable at maturity could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

Investing in the Notes Exposes Investors to Risks Associated With Investments in Securities With Concentration in a Single Sector.  The Notes are subject to certain risks applicable to the industrial sector.  Specifically, the XLI Shares, which carry a Basket Component Weighting of 25%, may be subject to increased price volatility as they are linked to a single sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that sector.

The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes might be affected materially and adversely.  As described below under “Certain United States Federal Tax Considerations,” even if the treatment of the Notes as prepaid forward contracts is respected, the Notes could be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the Notes could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the Notes.  In addition, as described below under “Certain United States Federal Tax Considerations,” in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Notes.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Notes should review carefully the section of the accompanying preliminary pricing supplement entitled "Certain United States Federal Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

HYPOTHETICAL MATURITY PAYMENT EXAMPLES

The examples and graph below show hypothetical Payments at Maturity on the Notes for a range of Ending Basket Values.  The following examples and graph are for purposes of illustration only and would provide different results if different assumptions were applied.  The actual amount you receive in respect of the Notes at maturity will depend on the actual Note Return Amount, which, in turn, will depend in part on the actual Ending Basket Value and Maximum Note Return Amount.  All of the hypothetical examples and the graph below are based on the following assumptions:

•	Issue Price:	$1,000 per Note

•	Starting Basket Value:	1,000

•	Upside Participation Rate:	110%

•	Buffer Value:	10%

•	Maturity:	Approximately 21 months

•	Hypothetical Maximum Note Return Amount:	$220 per Note (22% of the Stated Principal Amount)

Hypothetical Ending Basket Value	Hypothetical Basket Percentage Change	Hypothetical Return on Notes(1)	Hypothetical Per Annum Return on Notes(2)	Hypothetical Note Return Amount	Hypothetical Payment at Maturity per Note
0	-100.00%	-90.00%	-51.43%	-$900.00	$100.00
500	-50.00%	-40.00%	-22.86%	-$400.00	$600.00
600	-40.00%	-30.00%	-17.14%	-$300.00	$700.00
700	-30.00%	-20.00%	-11.43%	-$200.00	$800.00
800	-20.00%	-10.00%	-5.71%	-$100.00	$900.00
825	-17.50%	-7.50%	-4.29%	-$75.00	$925.00
850	-15.00%	-5.00%	-2.86%	-$50.00	$950.00
875	-12.50%	-2.50%	-1.43%	-$25.00	$975.00
900	-10.00%	0.00%	0.00%	$0.00	$1,000.00
925	-7.50%	0.00%	0.00%	$0.00	$1,000.00
950	-5.00%	0.00%	0.00%	$0.00	$1,000.00
975	-2.50%	0.00%	0.00%	$0.00	$1,000.00
1,000	0.00%	0.00%	0.00%	$0.00	$1,000.00
1,025	2.50%	2.75%	1.57%	$27.50	$1,027.50
1,050	5.00%	5.50%	3.14%	$55.00	$1,055.00
1,075	7.50%	8.25%	4.71%	$82.50	$1,082.50
1,100	10.00%	11.00%	6.29%	$110.00	$1,110.00
1,125	12.50%	13.75%	7.86%	$137.50	$1,137.50
1,150	15.00%	16.50%	9.43%	$165.00	$1,165.00
1,175	17.50%	19.25%	11.00%	$192.50	$1,192.50
1,200	20.00%	22.00%	12.57%	$220.00	$1,220.00
1,300	30.00%	22.00%	12.57%	$220.00	$1,220.00
1,400	40.00%	22.00%	12.57%	$220.00	$1,220.00
1,500	50.00%	22.00%	12.57%	$220.00	$1,220.00
2,000	100.00%	22.00%	12.57%	$220.00	$1,220.00

(1)	The percentage return for the entire term of the Notes is limited to the Hypothetical Maximum Note Return Amount of 22%.
(2)	Calculated on a simple interest basis.

Hypothetical Maturity Payment Graph

INFORMATION ON THE UNDERLYING BASKET

The Industrial Select Sector SPDR® Fund

The Industrial Select Sector SPDR® Fund (the “XLI Fund”) seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in The Industrial Select Sector Index (the “ISS Index”).  Information provided to or filed with the Commission by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.

In seeking to track the performance of the ISS Index, the XLI Fund employs a replication strategy, which means that the XLI Fund typically invests in substantially all of the securities represented in the ISS Index in approximately the same proportions as the ISS Index.

Under normal market conditions, the XLI Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the ISS Index. The XLI Fund will provide shareholders with at least 60 days notice prior to any material change in this 95% investment policy. In addition, the XLI Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA Funds Management, Inc. (the “ XLI Adviser”), the investment adviser to the XLI Fund).

The ISS Index includes companies from the following industries: aerospace & defense; industrial conglomerates; machinery; road & rail; air freight & logistics; commercial services & supplies; professional services; electrical equipment; construction & engineering; trading companies & distributors; airlines; and building products. The ISS Index is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the ISS Index is a constituent company of the S&P 500 Index; (2) each stock in the S&P 500 Index is allocated to one and only one of the Select Sector Indexes; and (3) the ISS Index is calculated by Standard & Poor’s (the “ISS Index Provider”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements. As of December 31, 2010, the ISS Index was comprised of 58 stocks.

The ISS Index is sponsored by the ISS Index Provider and compiled by Merrill, Lynch Pierce Fenner & Smith, Inc. (the “ISS Index Compilation Agent”). Neither entity is affiliated with the XLI Fund or the XLI Adviser. The ISS Index Compilation Agent, in consultation with the ISS Index Provider, determines the composition of the Index and relative weightings of the securities in the Index. The ISS Index Provider publishes information regarding the market value of the ISS Index.

The SPDR® S&P MidCap 400®  ETF Trust

The SPDR® S&P MidCap 400®  ETF Trust (the “MDY Fund”) is a unit investment trust that issues securities called “Trust Units” or “Units.” The MDY Fund is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon (formerly, The Bank of New York) (the “MDY Trustee”) and PDR Services LLC (the “MDY Sponsor”). The MDY Fund is an investment company registered under the Investment Company Act of 1940. Trust Units represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P MidCap 400®  Index.  Information provided to or filed with the Commission by the MDY Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 33-89088 and 811-8972, respectively, through the Commission’s website at http://www.sec.gov.

The MDY Fund intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400®  Index. Current information regarding the value of the S&P MidCap 400®  Index is available from market information services. Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) obtains information for inclusion in, or for use in the calculation of, the S&P MidCap 400®  Index from sources S&P considers reliable. None of S&P, the MDY Sponsor, the MDY Fund, the MDY Trustee or the NYSE Arca, Inc. or its affiliates accepts responsibility for or guarantees the accuracy and/or completeness of the S&P MidCap 400®  Index or any data included in the S&P MidCap 400®  Index.

The MDY Fund holds the stocks and cash and is not actively “managed” by traditional methods, which would typically involve effecting changes in the stock held by the MDY Fund on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of stocks held by the MDY Fund and component stocks of the S&P MidCap 400®  Index, the MDY Trustee adjusts the stocks the MDY Fund holds from time to time to conform to periodic changes in the identity and/or relative weightings of component stocks of the S&P MidCap 400®  Index. The MDY Trustee aggregates certain of these adjustments and makes changes to the stocks the MDY Fund holds at least monthly or more frequently in the case of significant changes to the S&P MidCap 400®  Index. The value of Trust Units fluctuates in relation to changes in the value of the stocks the MDY Fund holds. The market price of each individual Unit may not be identical to the net asset value of such Unit but, historically, these two valuations have been very close.

Units are listed for trading on NYSE Arca, Inc. Units are bought and sold in the secondary market like ordinary shares of stock at any time during the trading day. Units are traded on the NYSE Arca in 100 Unit round lots, but can be traded on the NYSE Arca in odd lots of as little as one Unit. The NYSE Arca may halt trading of Units under certain circumstances.  Before trading on the NYSE Arca in the secondary market, Trust Units are created at net asset value.

The S&P MidCap 400®  Index is composed of 400 selected stocks, all of which are listed on national stock exchanges, and spans a broad range of major industry groups. The 400 stocks comprising the S&P MidCap 400®  Index represented, as of June 30, 2011, approximately seven percent (7%) of the market value of the U.S. equities market. As of June 30, 2011, the five largest sectors comprising the S&P MidCap 400®  Index were: Financials (19.1%); Information Technology (15.9%); Industrials (15.6%); Consumer Discretionary (13.5%); and Health Care (10.9%).  Current information regarding the market value of the S&P MidCap 400®  Index is available from market information services.

The iShares® Russell 1000 Growth Index Fund

The iShares® Russell 1000 Growth Index Fund (the “IWF Fund”) seeks investment returns that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization growth sector of the U.S. equity market, as represented by the Russell 1000 Growth Index (the “Growth Index”).  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.

The Growth Index measures the performance of the large-capitalization growth sector of the U.S. equity market. It is a subset of the Russell 1000 Index, which measures the performance of the large-capitalization sector of the U.S. equity market, and as of March 31, 2011, represented approximately 49% of the total market value of the Russell 1000 Index. The Growth Index measures the performance of equity securities of Russell 1000 Index issuers with relatively higher price-to-book ratios and higher forecasted growth.  The Growth Index is constructed to provide a comprehensive and unbiased barometer for the large-cap growth segment. The Growth Index is completely reconstituted annually to ensure new and growing equities are included and that the represented companies continue to reflect growth characteristics.

The investment advisory agreement between iShares® Trust and BlackRock Fund Advisors (“BFA”) (the “Investment Advisory Agreement”) provides that BFA will pay all operating expenses of the Fund, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses.

BFA uses a “passive” or indexing approach to try to achieve the IWF Fund’s investment objective. Unlike many investment companies, the IWF Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

Indexing may eliminate the chance that the IWF Fund will substantially outperform the Growth Index but also may reduce some of the risks of active management, such as poor security selection. Indexing seeks to achieve lower costs and better after-tax performance by keeping portfolio turnover low in comparison to actively managed investment companies.

BFA uses a representative sampling indexing strategy to manage the IWF Fund.  “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Growth Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Growth Index. The IWF Fund may or may not hold all of the securities in the Growth Index.

The IWF Fund generally invests at least 90% of its assets in securities of the Growth Index and in depositary receipts representing securities of the Growth Index. The IWF Fund may invest the remainder of its assets in securities not included in the Growth Index, but which BFA believes will help the IWF Fund track the Growth Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA.

The Growth Index is sponsored by an organization (the “Growth Index Provider”) that is independent of the IWF Fund and BFA. The Growth Index Provider determines the composition and relative weightings of the securities in the Growth Index and publishes information regarding the market value of the Growth Index.  The Growth Index Provider is Russell Investment Group (“Russell”).

The iShares® FTSE China 25 Index Fund

The iShares® FTSE China 25 Index Fund (the “FXI Fund”) is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the FXI Fund.   BFA is the investment adviser to the FXI Fund.  The FXI Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index (the “China 25 Index”).  The FXI Fund’s investment objective and the China 25 Index may be changed without shareholder approval.   The FXI Fund is registered as part of the iShares® Trust, a registered investment company. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.

The China 25 Index is a stock index calculated, published and disseminated by FTSE China Index Limited (“FTSE”) and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

The China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

General

Information on the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the Notes offered hereby and does not relate to any of the Basket Components.  We have derived all disclosures contained in this document regarding the Basket Components from publicly available documents.  In connection with the offering of the Notes, neither we nor the underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Basket Components or their respective publishers, advisers or sponsors.  Neither we nor the underwriter makes any representation that such publicly available documents or any other publicly available information regarding the Basket Components is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Basket Components (and therefore the price of the Basket Components at the time we price the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Basket Components or their respective publishers, advisers or sponsors could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Components or the Underlying Basket.

We and/or our affiliates may presently or from time to time engage in business with publishers, advisers or sponsors of the Basket Components.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Basket Components or their respective publishers, advisers or sponsors, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Basket Components.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a purchaser of the Notes, you should undertake an independent investigation of the Basket Components and their respective publishers, advisers or sponsors as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

License Agreements

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Notes are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

“Standard & Poor’s,” “S&P,” “S&P MidCap 400®” and “SPDR®” are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Citigroup Funding Inc. The Notes have not been passed on by S&P or its affiliates. The Notes are not sponsored, endorsed, sold or promoted by S&P or its affiliates and none of the above makes any warranties or bears any liability with respect to the Notes.

Historical Information

The following tables set forth the published high and low closing prices, as well as the end-of-quarter closing prices, of each Basket Component in each quarter from January 3, 2006 through July 18, 2011.  The related graphs set forth the closing prices for each respective Basket Component for the same period.  On July 18, 2011, the closing price of the XLI shares was $36.13, the closing price of the MDY shares was $174.78, the closing price of the IWF shares was $60.78 and the closing price of the FXI shares was $41.21.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical closing prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Underlying Basket will appreciate over the term of the Notes so that you will receive a payment in excess of the Stated Principal Amount of the Notes.

Industrial Select Sector SPDR® Fund	High	Low	Period End
2006
First Quarter	$33.89	$30.98	$33.81
Second Quarter	35.73	32.30	33.80
Third Quarter	33.93	31.15	33.34
Fourth Quarter	35.55	33.45	35.02
2007
First Quarter	36.76	34.64	35.55
Second Quarter	39.52	35.61	38.92
Third Quarter	41.49	37.25	40.95
Fourth Quarter	41.77	37.57	39.08
2008
First Quarter	38.60	34.50	37.07
Second Quarter	39.57	33.80	34.01
Third Quarter	35.89	29.80	30.63
Fourth Quarter	29.86	20.00	23.48
2009
First Quarter	24.73	15.36	18.43
Second Quarter	23.79	18.84	21.96
Third Quarter	27.31	20.56	26.34
Fourth Quarter	28.55	25.27	27.79
2010
First Quarter	31.42	26.90	31.23
Second Quarter	33.36	27.45	27.45
Third Quarter	31.48	27.01	31.28
Fourth Quarter	34.91	30.98	34.90
2011
First Quarter	38.03	35.04	37.68
Second Quarter	38.70	35.21	37.24
Third Quarter (through July 18, 2011)	38.28	36.13	36.13

Historical Graph

The following graph illustrates the historical performance of the XLI Shares based on the daily closing prices from January 3, 2006 through July 18, 2011.  Past prices of the XLI Shares are not indicative of future closing prices.

SPDR® S&P MidCap 400® ETF Trust	High	Low	Period End
2006
First Quarter	$144.76	$136.79	$144.76
Second Quarter	149.07	130.85	139.40
Third Quarter	140.62	129.97	137.60
Fourth Quarter	149.92	136.24	146.38
2007
First Quarter	158.46	145.43	154.51
Second Quarter	168.36	154.89	162.98
Third Quarter	167.97	149.51	161.00
Fourth Quarter	166.65	148.94	155.01
2008
First Quarter	154.18	135.77	141.27
Second Quarter	163.31	145.13	148.76
Third Quarter	149.99	127.11	131.83
Fourth Quarter	131.03	76.20	97.18
2009
First Quarter	101.54	73.63	88.65
Second Quarter	109.15	89.82	105.31
Third Quarter	128.56	99.39	125.28
Fourth Quarter	134.20	119.54	131.76
2010
First Quarter	145.22	125.76	143.16
Second Quarter	154.03	129.16	129.16
Third Quarter	145.59	126.93	145.59
Fourth Quarter	165.71	144.46	164.68
2011
First Quarter	179.55	165.05	179.55
Second Quarter	184.61	169.01	177.40
Third Quarter (through July 18, 2011)	183.58	174.78	174.78

Historical Graph

The following graph illustrates the historical performance of the MDY Shares based on the daily closing prices from January 3, 2006 through July 18, 2011.  Past prices of the MDY Shares are not indicative of future closing prices.

iShares® Russell 1000 Growth Index Fund	High	Low	Period End
2006
First Quarter	$53.02	$50.93	$52.53
Second Quarter	53.00	48.80	50.45
Third Quarter	52.38	48.03	52.20
Fourth Quarter	55.85	51.89	55.00
2007
First Quarter	57.47	54.08	55.65
Second Quarter	60.69	55.69	59.21
Third Quarter	61.80	56.24	61.73
Fourth Quarter	63.51	58.70	60.78
2008
First Quarter	60.12	52.90	54.44
Second Quarter	60.15	54.70	55.24
Third Quarter	55.46	46.72	48.55
Fourth Quarter	47.51	31.47	37.06
2009
First Quarter	38.86	30.52	35.07
Second Quarter	42.05	35.75	41.03
Third Quarter	46.80	39.35	46.31
Fourth Quarter	50.46	45.18	49.85
2010
First Quarter	52.37	47.21	51.95
Second Quarter	53.86	45.84	45.84
Third Quarter	51.63	45.36	51.37
Fourth Quarter	57.53	51.12	57.26
2011
First Quarter	61.51	57.36	60.47
Second Quarter	62.45	58.04	60.88
Third Quarter (through July 18, 2011)	62.66	60.62	60.78

Historical Graph

The following graph illustrates the historical performance of the IWF Shares based on the daily closing prices from January 3, 2006 through July 18, 2011.  Past prices of the IWF Shares are not indicative of future closing prices.

iShares® FTSE China 25 Index Fund	High	Low	Period End
2006
First Quarter	$24.85	$20.99	$24.71
Second Quarter	27.92	21.97	25.57
Third Quarter	27.34	24.47	27.05
Fourth Quarter	37.37	27.10	37.10
2007
First Quarter	38.85	30.50	34.15
Second Quarter	43.31	34.92	42.91
Third Quarter	60.67	39.96	60.16
Fourth Quarter	72.91	53.75	56.82
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18
2009
First Quarter	31.58	22.80	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.10
Second Quarter	44.59	37.01	39.13
Third Quarter	42.85	38.73	42.82
Fourth Quarter	47.93	42.20	43.09
2011
First Quarter	44.96	41.16	44.96
Second Quarter	46.40	41.11	42.95
Third Quarter (through July 18, 2011)	43.31	40.91	41.21

Historical Graph

The following graph illustrates the historical performance of the FXI Shares based on the daily closing prices from January 3, 2006 through July 18, 2011.  Past prices of the FXI Shares are not indicative of future closing prices.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of Notes (        Notes) for a minimum of $995.00 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth in this offering summary and some of the Notes to selected dealers not affiliated with Citigroup Global Markets at the public offering price less a variable selling concession of up to $5.00 per Note. Citigroup Global Markets will pay the applicable selling concession to selected dealers and their financial advisors collectively. Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $5.00 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms. The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in the related pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets, affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying preliminary pricing supplement related to this offering for more information.

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